EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, today announced financial results for the quarter ended September 30, 2016.

Financial Highlights Q1, 2016-17

●	Revenues increased to PKR 963 million compared to PKR 674 million in corresponding quarter of last fiscal year

●	Gross profit increased to PKR 360 million versus a gross profit of PKR 139 million in the same period of last fiscal year

●	Company posted a net profit of PKR 77 million compared to a net loss of 71 million last year

Revenues for the quarter ended September 30, 2016 increased to PKR. 963 million compared with PKR 674 million in same quarter of last year. Gross profit increased to PKR 360 million compared to PKR 139 million in the corresponding period. Cost of sales of the company increased from PKR 535 million to PKR 603 million primarily due to hiring of skilled professionals as well as annual salary adjustment. The Company posted a net profit of PKR 77 million or a profit of PKR 0.85 per diluted share in comparison of a net loss of PKR 71 million or a loss of PKR 0.79 per diluted share in the same quarter of fiscal year 2016. Adjusted EBITDA profit was PKR 2.68 per share in the current quarter compared to PKR 1.28 in the same period of last fiscal year.